TERRITORY OF THE BRITISH VIRGIN ISLANDS

The BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

CIS Acquisition Ltd.

Incorporated on the 28th of November, 2011

Approved by written resolutions of the Members

on the [   ] 2012

Filed the [   ] 2012

FH Corporate Services Ltd.

FH Chambers

P.O. Box 4649

Road Town

Tortola

British Virgin Islands

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TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

CIS Acquisition Ltd.

1.	NAME

The name of the company is CIS Acquisition Ltd.

2.	STATUS

The Company is a company limited by shares.

3.	REGISTERED OFFICE AND REGISTERED AGENT

The first registered office of the Company is FH Chambers, P.O. Box 4649, Road Town, Tortola, British Virgin Islands VG1110.

The first registered agent of the Company is FH Corporate Services Ltd., FH Chambers, P.O. Box 4649, Road Town, Tortola, British Virgin Islands VG1110.

4.	CAPACITY AND POWERS

(1)	Subject to the Act, any other British Virgin Islands legislation and the provisions of clause 4(2) below, the Company has, irrespective of corporate benefit:

i.	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

ii.	for the purposes of paragraph (a), full rights, powers and privileges.

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(2)	In the event an Acquisition Transaction is not consummated prior to the Termination Date, then on the Termination Date the capacity and purposes of the Company shall automatically, with no action required by the Board or the shareholders, be limited to effecting and implementing the dissolution and liquidation of the Company and the taking of any other actions expressly required to be taken under this Memorandum and the Articles on or after the Termination Date and the Company’s powers shall thereupon be limited to those set forth in the Act and any other British Virgin Islands legislation and as otherwise may be necessary to implement the limited purposes of the Company as provided in this Memorandum and the Articles. This Clause 4(2) may not be amended without the affirmative vote of at least 80% of the holders of outstanding IPO Shares.

5.	NUMBER AND CLASSES OF SHARES

The Company is authorized to issue up to a maximum of 155,000,000 shares with a par value of US$0.0001, which:

(1)	at the date of this Memorandum shall be designated as:

i.	[ ] series A shares with a par value of US$0.0001 (“Series A Shares”) issuable in lieu of Series B Shares or Series C Shares;

ii.	[ ] series B shares with a par value of US$0.0001 (“Series B Shares”) issuable upon conversion of Series A Shares and in lieu of Series C Shares;

iii.	[ ] series C shares with a par value of US$0.0001 (“Series C Shares”) issuable in lieu or upon conversion of Series A Shares and in lieu of Series B Shares; and

iv.	5,000,000 preferred shares with a par value of US$0.0001 (“Preferred Shares”); and

(2)	immediately following the re-designation / consolidation pursuant to Clause 6(2)iv below, shall be designated as:

i.	150,000,000 ordinary shares with a par value of US$0.0001 (“Ordinary Shares”); and

ii.	5,000,000 Preferred Shares.

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6.	RIGHTS ATTACHING TO SHARES

(1)	Subject to the Articles, the provisions of this Clause 6, the terms of the issue of any Series A Shares, Series B Shares or Series C Shares, or any Resolution of Members to the contrary (and, for greater clarity, without prejudice to any special rights conferred thereby on the holders of any other shares), a share of the Company confers on the holder:

a.	the right to one vote at a meeting of the Members or on any Resolution of Members; and

b.	unless otherwise agreed by the Member, the right to an equal share in the distribution of the surplus assets of the Company on a winding up.

(2)	Preferred Shares. The Board may, by amendment to this Memorandum in accordance with clause 10 below, from time to time create and constitute (or re-designate, as the case may be), such further class or classes of Preferred Shares (and designate series within such Preferred Shares) with such name or names and with such preferred, deferred or other rights or such restrictions, whether in regard to voting, dividends, distributions, liquidations or otherwise as the Board may, by resolution of Directors determine (a “Preferred Share Designation”) and as may be permitted by the Act.

Shares. Except as otherwise required by law or as otherwise provided in any Preferred Share Designation, the holders of Shares (including any series of Shares) shall exclusively possess all voting power and each Share shall have one vote. The Shares of the Company shall initially be issued in one of three series as follows:

i.	Series A Shares. Holders of Series A Shares are entitled to cause the Company to redeem all or a portion of such Series A Shares in connection with the Acquisition Transaction for a pro rata portion of the Trust Account, based on the total number of IPO Shares, as described in Clause 6(3). If the Company elects to grant the holders of IPO Shares redemption rights by means of a Post-Acquisition Tender Offer, then each Series A Share outstanding as of the closing of the Acquisition Transaction will automatically be converted into a Series B Share immediately following consummation of the Acquisition Transaction.

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ii.	Series B Shares. Holders of Series B Shares have the same rights as holders of Series A Shares, except that Series B Shares may not be issued until such time as all outstanding Series A Shares are converted into Series B Shares pursuant to Clause 6(3), and holders of Series B Shares have the right to participate in a Post-Acquisition Tender Offer.

iii.	Series C Shares. Holders of Series C Shares have the same rights as holders of Series A Shares, except that holders of Series C Shares are not entitled to (1) cause the Company to redeem all or any portion of such Series C Shares in connection with the Acquisition Transaction, (2) share ratably in the Trust Account or (3) participate in a Post-Acquisition Tender Offer.

iv.	Automatic Consolidation. The Series A Shares, Series B Shares and Series C Shares will be automatically re-designated and / or consolidated into one series of Ordinary Shares (i) five business days after the consummation of an Acquisition Transaction if no Series B Shares are outstanding or, (ii) if any Series B Shares are outstanding, then five business days after the consummation of the Post-Acquisition Tender Offer. The re-designation / consolidation shall be on a one-for-one basis of the then outstanding shares of each series of Shares (other than the Preferred Shares). Following the automatic re-designation / consolidation, only one series of Shares will be authorized, which will be referred to as “Ordinary Shares”.

(3)	(A)	The provisions (A) through (L) of this Clause 6(3) shall apply during the period commencing upon the effectiveness of the Registration Statement filed in connection with the IPO and terminating upon the consolidation of each series of Shares (other than the Preferred Shares) into one class of Ordinary Shares after consummation of an Acquisition Transaction or Post-Acquisition Tender Offer, as the case may be, and may not be amended during the Target Acquisition Period without the affirmative vote of at least 80% of the outstanding IPO Shares.

The Company (i) may not consummate an Acquisition Transaction with a Target Business that is a portfolio company of, or has otherwise received a financial investment from the Founders, their affiliates or that is affiliated with the Founders, the Directors or officers of the Company, or (ii) consummate an Acquisition Transaction with any underwriter that is a party to the underwriting agreement entered into in connection with the IPO, or selling group member, or any of their affiliates, unless in each case the Company obtains an opinion from an unaffiliated, independent investment banking firm that is a member of the Financial Industry Regulatory Authority, that the Acquisition Transaction with such Target Business is fair to the shareholders from a financial point of view.

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In the event of any conflict between this Clause and any other Clause of this Memorandum or the Articles, the provisions of this Clause 6(3) shall prevail.

(B)	The Company shall not consummate any Acquisition Transaction if more than 87.0% (the “Redemption Threshold Percentage”) interest of the holders of IPO Shares exercise their redemption rights described below, or, if the Company seeks to allow shareholders to redeem their shares pursuant to a Post-Acquisition Tender Offer, more than the Redemption Threshold Percentage interest of the holders of IPO Shares exercise such redemption rights, or, if such Acquisition Transaction is submitted for approval to the Company’s Shareholders, holders of at least a majority of IPO Shares voted at such meeting are not voted in favor of the Acquisition Transaction. Prior to distribution of the funds in the Trust Account, other than as provided for in paragraph (G) of this Clause 6(3) or in connection with the dissolution and liquidation of the Company, the Company must grant holders of IPO Shares such redemption rights by means of a shareholder vote, a Pre-Acquisition Tender Offer, or a Post-Acquisition Tender Offer.

(C)	Prior to the consummation of an Acquisition Transaction, the Company may initiate an issuer tender offer (“Pre-Acquisition Tender Offer”) to holders of Series A Shares by filing tender offer documents with the SEC in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act. Such tender offer documents shall include information substantially similar to that which would be required in connection with a proxy statement compliant with U.S. securities regulations regarding the solicitation of shareholder votes to approve an acquisition transaction. In the event the Company elects to conduct a Pre-Acquisition Tender Offer, the closing of the Acquisition Transaction will be cross-conditioned on the closing of the Pre-Acquisition Tender Offer, and the offer price shall be in cash equal to a pro-rata portion of the Trust Account equal to the quotient determined by dividing (i) the amount in the Trust Account, as of two business days prior to the liquidation of the Trust Account, by (ii) the total number of IPO Shares that were originally issued in the IPO. “Trust Account” shall mean the trust account established by the Company at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO are deposited.

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(D)	Prior to the consummation of an Acquisition Transaction, the Company may elect to grant holders of Series B Shares their redemption rights by means of a Post-Acquisition Tender Offer by filing a Current Report of Foreign Private Issuer on Form 6-K with the SEC (“Form 6-K”) disclosing that it has entered into a definitive Acquisition Transaction agreement, intends to consummate the Acquisition Transaction without a shareholder vote or a Pre-Acquisition Tender Offer, and that includes disclosure regarding the Target Business and the proposed transaction similar to that which would be included in a proxy statement compliant with U.S. securities regulations regarding the solicitation of shareholder votes to approve an acquisition transaction. Within 30 days of the closing of the Acquisition Transaction without a shareholder vote or Pre-Acquisition Tender Offer or shareholder votes (the “Filing Date”), the Company may commence an issuer tender offer to holders of Series B Shares (“Post-Acquisition Tender Offer”) by filing tender offer documents with the SEC in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act. The tender offer documents would include substantially the same information about the target business as is contained in the Form 6-K. In the event the Company elects to effect a Post-Acquisition Tender Offer, the offer price shall be in cash equal to a pro-rata portion of the Trust Account equal to the quotient determined by dividing (i) the amount in the Trust Account, as of two business days prior to the liquidation of the Trust Account, by (ii) the total number of outstanding IPO Shares excluding any Series C Shares. If such Post-Acquisition Tender Offer is not initiated by the Filing Date or is not completed within six months of the closing of the Acquisition Transaction, then, within five business days of the Filing Date, with respect to each issued and outstanding Series B Shares, distribute a pro-rata portion of the Trust Account equal to the quotient determined by dividing (i) the amount in the Trust Account, as of two business days prior to the liquidation of the Trust Account, by (ii) the total number of outstanding IPO Shares excluding any Series C Shares, and distribute any remaining funds to the Company. If the Company structures the Acquisition Transaction in this manner, then it may, after the Form 6-K is filed with the SEC, seek that holders of 5% or more of the IPO shares who are also accredited investors elect to convert their Series A Shares into Series C Shares, on a one-for-one basis, immediately prior to consummation of the Acquisition Transaction, with any remaining Series A Shares automatically converting to Series B Shares immediately following consummation of the Acquisition Transaction. Such opportunity to convert would only be available to these certain shareholders, and not to other holders of IPO Shares. Holders of Series A Shares who elect to convert their shares into Series C Shares prior to consummation of the Acquisition Transaction shall not be entitled to participate in the Post-Acquisition Tender Offer, while holders of Series A Shares that have their shares automatically converted to Series B Shares shall be entitled to participate in the issuer Post-Acquisition Tender Offer.

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(E)	In the event that the Company submits an Acquisition Transaction for approval by its shareholders and such Acquisition Transaction is approved and is consummated by the Company, any shareholder of the Company holding IPO Shares may, contemporaneous with such vote, demand that the Company redeem such holder’s IPO Shares for cash. If so demanded, the Company shall, promptly after consummation of the Acquisition Transaction, redeem such holder’s IPO Shares for cash at a per share price equal to (i) the amount held in the Trust Account as of two business days prior to the consummation of the Acquisition Transaction (net of amounts released to the Company in accordance with Clause 6(3)(F) below), divided by (ii) the total number of outstanding IPO Shares.

(F)	Immediately after the Company’s IPO, the amount of the net offering proceeds received by the Company in the IPO (including the proceeds of any exercise of the underwriter’s over-allotment option) specified in the Registration Statement at the time it goes effective shall be deposited and thereafter held in the Trust Account. Neither the Company nor any officer, director or employee of the Company shall disburse any of the proceeds held in the Trust Account until (i) the later of consummation by the Company of a Acquisition Transaction or consummation of a Post-Acquisition Tender Offer, as applicable, (ii) the failure to commence a Post-Acquisition Tender Offer by the Filing Date or complete a Post-Acquisition Tender Offer within six months of the closing of the Acquisition Transaction, or (iii) the liquidation of the Company as discussed in Clause 6(3)(H) below, in each case in accordance with the terms of the investment management trust agreement governing the Trust Account; provided, however, that (1) the interest earned on the Trust Account may be released to the Company to fund the Company’s working capital requirements and general corporate requirements, (2) the Company shall be entitled to withdraw such amounts from the Trust Account as would be required to pay taxes on the interest earned on the Trust Account, and (3) the Company shall be entitled to withdraw a pro rata portion of the Trust Account for each Series A Shares converted into a Series C Shares upon consummation of an Acquisition Transaction. Notwithstanding the foregoing, in no event may interest earned on the Trust Account be released if such release would reduce the balance in the Trust Account below the per share balance immediately following the consummation of the Company’s IPO.

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(H)	In the event that the Company does not consummate an Acquisition Transaction within 18 months (or 21 months, if the Company enters into a letter of intent, agreement in principle or definitive agreement with respect to an Acquisition Transaction prior to the expiration of such 18 month period) after the consummation of the IPO (“Termination Date”), the directors and officers of the Company shall take all such action necessary to dissolve the Company and liquidate the Trust Account to holders of the IPO Shares as soon as reasonably practicable. In the event the Company is so dissolved, the Company shall promptly adopt and implement a plan of distribution which provides that only the holders of IPO Shares shall be entitled to share ratably in the Trust Account plus any other net assets of the Company not used for or reserved to pay obligations and claims or such other corporate expenses relating to or arising during the Company’s remaining existence, including costs of dissolving and liquidating the Company.

(I)	A holder of IPO Shares shall be entitled to receive funds from the Trust Account only in the event of a liquidation of the Trust Account to holders of IPO Shares in connection with the dissolution of the Company pursuant to the terms of the investment management trust agreement governing the Trust Account or in the event that such holder's shares are redeemed in accordance with this Clause 6(3). In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account. A holder of any other shares of the Company shall not have any right or interest of any kind in or to the Trust Account.

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(J)	Unless and until the Company has consummated a Acquisition Transaction as permitted under this Clause 6(3), the Company may not consummate any other acquisition transaction, whether by merger, share exchange, stock purchase, asset acquisition or otherwise.

(K)	During the Target Acquisition Period, the Company (i) may not issue any units, Shares, warrants, or any options or other securities convertible into or exchangeable for Shares, or any Preferred Shares, that participate in any manner in the proceeds of the Trust Account, or that vote as a class with the IPO Shares on any vote to approve an Acquisition Transaction or to amend this Clause 6(3) or (ii) cancel any security issued by it that is publicly trading, except for the separation and cancellation of the units pursuant to Clause 6(2) and Clause 6(3).

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7.	VARIATION OF CLASS RIGHTS

The rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not the Company is being wound-up, may be varied with the consent in writing of all the holders of the issued shares of that class or series or with the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of the class or series.

8.	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

Rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

9.	REGISTERED SHARES

The Company shall issue registered shares only, and such shares may be in full or fractional form. The Company is not authorized to issue bearer shares, convert registered shares to bearer shares, or exchange registered shares for bearer shares.

10.	AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

The Company may amend its Memorandum or Articles by a Resolution of Members or a Resolution of Directors, save that no amendment may be made by a Resolution of Directors (other than any such amendments required to create and constitute the Preferred Shares and the rights, restrictions and preferences attached thereto pursuant to the provisions of this Memorandum):

a.	to restrict the rights or powers of the Members to amend the Memorandum or Articles;

b.	to change the percentage of Members required to pass a Resolution of Members to amend the Memorandum or Articles;

c.	in circumstances where the Memorandum or Articles cannot be amended by the Members;

d.	to clauses 6, 7, 8 or this clause 10.

11.	DEFINITIONS

The meanings of words in this Memorandum are as defined in this Memorandum or as defined in the Articles annexed hereto. Additionally, certain of the terms contained in this Memorandum that are listed in the first column of the table below, unless the context otherwise requires, shall bear the meaning set opposite them respectively in the second column.

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“Acquisition Transaction”	the acquisition by the Company, whether by merger, share exchange, asset or stock acquisition or other similar type of transaction, of one or more Target Businesses, provided, however, that to qualify as an Acquisition Transaction, the Company must acquire a controlling interest in the Target Business representing control of more than 50% of the voting rights of the Target Business and control of the majority of any governing body of the Target Business.
“Act”	BVI Business Companies Act, 2004, as amended.
“Company”	CIS Acquisition Ltd.
“Exchange Act”	Securities Exchange Act of 1934, as amended.
“Filing Date”	shall have the meaning set forth in Clause 6(3)(D) above.
“Form 6-K”	shall have the meaning set forth in Clause 6(3)(D) above.
“Founders”	the shareholders of the Company prior to the IPO, the directors and officers of the Company, and their affiliates.
“IPO Shares”	the shares of the Company included in the units issued in the IPO, excluding any Series C Shares issued upon conversion of Series A Shares or Series B Shares.
“Ordinary Shares”	shall have the meaning set forth in Clause 5(2)(i) above.
“Pre-Acquisition Tender Offer”	shall have the meaning set forth in Clause 6(3)(C) above.
“Preferred Shares”	shall have the meaning set forth in Clause 5(1)(iv) above.
“Post-Acquisition Tender Offer”	shall have the meaning set forth in Clause 6(3)(D) above.
“Redemption Threshold Percentage”	shall have the meaning set forth in Clause 6(3)(B) above.
“Registration Statement”	the Company’s registration statement on Form F-1 filed with the SEC with respect to an IPO.
“SEC”	Securities Exchange Commission.
“Series A Shares”	shall have the meaning set forth in Clause 5(1)(i) above.

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“Series B Shares”	shall have the meaning set forth in Clause 5(1)(ii) above.
“Series C Shares”	shall have the meaning set forth in Clause 5(1)(iii) above.
“Shares”	collectively, the Series A Shares, Series B Shares, Series C Shares and Preferred Shares.
“Target Acquisition Period”	the period from the effectiveness of the Registration Statement filed in connection with the Company’s initial public offering of securities with the Securities and Exchange Commission up to and including the first to occur of (x) consummation by the Company of a Acquisition Transaction or (y) the Termination Date, provided, however, that if the Company elects to complete a Post-Acquisition Tender Offer and has consummated an Acquisition Transaction prior to the Termination Date, the Target Acquisition Period shall terminate upon consummation of the Post-Acquisition Tender Offer.
“Target Business”	one or more operating businesses whose fair market value, either individually or collectively, is equal to at least 80% of the amount in the trust account (excluding deferred underwriting discounts and commissions and taxes payable) at the time of such Acquisition Transaction.
“Termination Date”	18 months (or 21 months, if the Company enters into a letter of intent, agreement in principle or definitive agreement with respect to an Acquisition Transaction prior to the expiration of such 18 month period) after the consummation of the IPO.
“Trust Account”	shall have the meaning set forth in Clause 6(3)(C) above.

We, FH CORPORATE SERVICES LTD., registered agent of the Company, of FH Chambers, P.O. Box 4649, Road Town, Tortola, British Virgin Islands VG1110 for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign this Memorandum of Association on the [__] [______] 2012:

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Incorporator
FH COPORATE SERVICES LTD.

Sgd [___]
For and on behalf of
FH Corporate Services Ltd.

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